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


                       HYDROSERV, L.L.C.
                       Statement of Loss
                  Periods Ended June 30, 1998
 (expressed in millions, rounded to hundred thousands of dollars)
                                (Unaudited, Subject to Adjustment)

                                                 Quarter                 Six Months
                                                 -------                 ----------

    Operating expenses                         (.2)       (.2)
                                                        -------     ----------
                                    Net loss                           $   (.2)   $     (.2)
                                                               =======                             ==========

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